Exhibit 99.1

Concho Resources Inc. Reports Second Quarter 2014 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--August 6, 2014--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the second quarter and first half of 2014. Highlights for the second quarter of 2014 include:

  Average production totaled 107.8 thousand barrels of oil equivalent per day (“MBoepd”) for the second quarter of 2014, at the high end of its previously announced quarterly guidance range of 104 - 108 MBoepd
  Announced third quarter 2014 production guidance range of 113 - 116 MBoepd
  Added 31 new wells in the northern Delaware Basin with strong average 30-day and 24-hour peak rates of 931 and 1,420 Boepd, respectively
  Entered into agreements to acquire approximately 13,000 net acres for $95 million in the northern Delaware Basin1
  Net income of $11.8 million, or $0.11 per diluted share, for the second quarter of 2014, as compared to net income of $84.7 million, or $0.81 per diluted share, for the second quarter of 2013
  Adjusted net income2 (non-GAAP) of $113.8 million, or $1.04 per diluted share, for the second quarter of 2014, as compared to $102.5 million, or $0.98 per diluted share, for the second quarter of 2013
  EBITDAX3 (non-GAAP) of $504.0 million for the second quarter of 2014, a 19% increase over the second quarter of 2013

1 Includes agreements entered into through August 6, 2014.

2 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

3 For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

Second Quarter 2014 Financial Results

Production for the second quarter of 2014 totaled 9.8 million barrels of oil equivalent (“MMBoe”) (6.2 million barrels of oil (“MMBbls”) and 21.5 billion cubic feet of natural gas (“Bcf”)), an increase of 18% as compared to 8.3 MMBoe (5.2 MMBbls of crude oil and 18.6 Bcf of natural gas) produced in the second quarter of 2013. Sequentially, Concho’s average daily production in the second quarter of 2014 increased 6% as compared to the previous quarter of 101.6 MBoepd.

“The second quarter was another exceptional quarter, demonstrating the strength of our team as we continue to execute on our Two-by-Three Growth Plan, which calls for doubling our production in three years,” commented Tim Leach, Chairman, Chief Executive Officer and President. “The advantage of running one of the Permian Basin’s largest horizontal operations is translating into operational efficiencies and improved returns. We are focusing on optimizing our well design and stimulation techniques. Efficiencies of scale and drilling and completion optimization are driving greater capital productivity as well as industry-leading well performance across the Permian Basin.”

For the second quarter of 2014, the Company reported net income of $11.8 million, or $0.11 per diluted share, as compared to net income of $84.7 million, or $0.81 per diluted share, for the second quarter of 2013. The Company’s second quarter 2014 results were impacted by several non-cash and unusual items including: (1) a $164.7 million loss on derivatives not designated as hedges, (2) $26.1 million in cash payments on commodity derivatives, (3) $11.2 million of leasehold abandonments, (4) a $4.3 million loss on extinguishment of debt and (5) a $9.6 million loss on disposition of assets. Excluding these items and their tax effects, second quarter 2014 adjusted net income (non-GAAP) was $113.8 million, or $1.04 per diluted share. Excluding similar non-cash and unusual items and their tax effects, adjusted net income (non-GAAP) for the second quarter of 2013 was $102.5 million, or $0.98 per diluted share. For a description and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

EBITDAX (non-GAAP) was $504.0 million in the second quarter of 2014, an increase of 19% from $424.8 million in the second quarter of 2013. For a description and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Oil and natural gas sales for the second quarter of 2014 totaled $704.7 million and increased 25% compared to oil and natural gas sales of $562.8 million for the second quarter of 2013. The increase was attributable to an 18% increase in production in the second quarter of 2014 compared to the second quarter of 2013, and a 4% and 12% increase in the Company’s unhedged realized oil and gas price, respectively, in the second quarter of 2014 compared to the second quarter of 2013.

Oil and natural gas production expense for the second quarter of 2014, including oil and natural gas taxes, totaled $134.9 million, or $13.76 per barrel of oil equivalent (“Boe”), a 6% increase per Boe from the second quarter of 2013. This increase was due primarily to higher lease operating expenses (“LOE”) and workover costs, which averaged $8.15 per Boe in the second quarter of 2014 as compared to $7.25 per Boe in the second quarter of 2013.

Depreciation, depletion and amortization expense (“DD&A”) for the second quarter of 2014 totaled $237.4 million, or $24.20 per Boe, a 6% increase per Boe from the second quarter of 2013.

General and administrative expense (“G&A”) for the second quarter of 2014 totaled $49.5 million, or $5.05 per Boe, as compared to $41.0 million, or $4.94 per Boe, in the second quarter of 2013. Cash G&A expenses for the second quarter of 2014 totaled $39.8 million. The increase in per Boe expense for the second quarter of 2014 over the second quarter of 2013 was primarily due to an increase in staffing across the company, and was partially offset by an 18% increase in production.

The Company’s cash flow from operating activities (GAAP) was $854.7 million for the first six months of 2014, as compared to $487.1 million for the first six months of 2013, an increase of 75%. Adjusted cash flows (non-GAAP), which are cash flows from operating activities (GAAP) adjusted for settlements on derivatives not designated as hedges, were $813.8 million for the first six months of 2014, as compared to $494.7 million for the first six months of 2013, an increase of 65%. For a description of the use of adjusted cash flows (non-GAAP) and for a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations

For the quarter ended June 30, 2014, the Company started drilling or participated in a total of 134 gross wells (107 operated) and completed 107 wells as producers. The table below summarizes the Company’s gross drilling activities by core area for the second quarter of 2014:

	2Q 2014
	Total Wells	Operated Wells	Completed Wells
Delaware Basin	75	60	48
New Mexico Shelf	24	12	29
Texas Permian	35	35	30
Total	134	107	107

% Horizontal	78%	79%	68%

The Company currently is operating 34 drilling rigs; 17 of these rigs are drilling in the northern Delaware Basin, 6 are drilling in the southern Delaware Basin, 2 are drilling in the New Mexico Shelf and 9 are drilling in the Texas Permian. Of the Company’s 34 operated rigs, 30 are drilling horizontally, including 17 in the northern Delaware Basin, 6 in the southern Delaware Basin, 2 in the New Mexico Shelf and 5 in the Texas Permian.

Delaware Basin

Of the 75 wells drilled in the Delaware Basin during the second quarter of 2014, 53 were Bone Spring sands wells, 14 were Wolfcamp shale wells, 5 were Brushy Canyon wells and 3 were Avalon shale wells. The Company’s net production in the second quarter of 2014 from horizontal Delaware Basin wells averaged approximately 49.1 MBoepd, a 55% increase over the second quarter of 2013 and an increase of 16% over the first quarter of 2014.

In the northern Delaware Basin, 31 new wells had at least 30 days of production by the end of the second quarter of 2014 and set new average production-rate records with an average 30-day rate of 931 Boepd (81% oil) and an average 24-hour peak rate of 1,420 Boepd from an average lateral length of 5,034 feet.

In the southern Delaware Basin, 8 new wells had at least 30 days of production by the end of the second quarter of 2014, with an average 30-day rate of 1,093 Boepd (81% oil) and an average 24-hour peak rate of 1,301 Boepd from an average lateral length of 5,401 feet.

Derivative Update

The Company maintains an active crude oil and natural gas hedging program and has continued to add to its derivative positions. Please see the “Derivatives Information” table at the end of this press release for more detailed information about the Company’s current derivative positions.

Guidance Update

For the third quarter of 2014, the Company expects production to average between 113 - 116 MBoepd.

Following the close of Concho’s equity offering in May 2014 and subsequent repayment of borrowings under the credit facility, the Company’s full-year 2014 cash interest expense guidance range has been reduced to $210 - $215 million and the Company’s non-cash interest expense guidance has been reduced to $10 million.

In the second quarter of 2014, the average discount on the Midland-to-Cushing West Texas Intermediate (“WTI”) oil basis differential was approximately $8.37 per Bbl. The average discount for the months of July and August was $6.60 and $10.58 per Bbl, respectively. The Company’s unhedged crude oil realization during the third quarter of 2014 is expected to be 88% - 90% of NYMEX crude oil. As a result of the widening of the Midland-to-Cushing WTI oil differential in the second and third quarters of 2014, the Company’s full-year 2014 unhedged crude oil realization guidance range has been reduced to 90% - 92% of NYMEX crude oil.

Conference Call and Presentation Information

The Company will host a conference call on Thursday, August 7, 2014, at 8:30 a.m. CDT to further discuss information regarding second quarter 2014 financial and operating results. Interested parties may listen to the conference call via the Company’s website at www.concho.com or by dialing (866) 318-8619 (passcode: 39034276). The earnings presentation is also available on the Company’s website. To access the presentation, visit www.concho.com and select “Investor Relations,” then “Presentations.”

A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 39351777).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, operations, performance, business strategy, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could, “may,” “foresee,” “plan,” “goal” or other similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company's most recent Form 10-K and Form 10-Q filings and risks relating to declines in the prices the Company receives for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling and operating risks, including risks related to properties where we do not serve as the operator and risks related to hydraulic fracturing activities; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of Southeast New Mexico and West Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; potential financial losses or earnings reductions from the Company’s commodity price management program; risks related to the integration of acquired assets; uncertainties about the Company’s ability to successfully execute our business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

We may use the terms “unproved reserves,” “resource potential,” “EUR” per well and “upside potential” to describe estimates of potentially recoverable hydrocarbons that the U.S. Securities and Exchange Commission (“SEC”) rules prohibit from being included in filings with the SEC. These are based on analogy to the Company’s existing models applied to additional acres, additional zones and tighter spacing and are the Company’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. These quantities may not constitute “reserves” within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules. EUR estimates, resource potential and drilling locations have not been fully risked by Company management and are inherently more speculative than proved reserves estimates. Actual locations drilled and quantities that may be ultimately recovered from the Company’s interests could differ substantially. There is no commitment by the Company to drill all of the drilling locations which have been attributed to these quantities. Factors affecting ultimate recovery include the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves, resource potential, per well EUR and upside potential may change significantly as development of the Company’s oil and natural gas assets provide additional data. Our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	June 30,	December 31,
(in thousands, except share and per share amounts)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$365,488	$21
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	273,789	223,790
Joint operations and other	315,766	247,945
Derivative instruments	-	590
Deferred income taxes	76,089	30,069
Prepaid costs and other	22,782	18,460
Total current assets	1,053,914	520,875
Property and equipment:
Oil and natural gas properties, successful efforts method	12,280,195	11,215,373
Accumulated depletion and depreciation	(2,833,157)	(2,384,108)
Total oil and natural gas properties, net	9,447,038	8,831,265
Other property and equipment, net	116,974	114,783
Total property and equipment, net	9,564,012	8,946,048
Deferred loan costs, net	73,303	73,048
Intangible asset - operating rights, net	27,884	28,615
Inventory	14,096	19,682
Noncurrent derivative instruments	-	966
Other assets	22,454	1,930
Total assets	$10,755,663	$9,591,164
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$50,685	$13,936
Bank overdrafts	-	36,718
Revenue payable	195,288	177,617
Accrued and prepaid drilling costs	410,726	318,296
Derivative instruments	162,479	53,701
Other current liabilities	164,119	156,600
Total current liabilities	983,297	756,868
Long-term debt	3,379,138	3,630,421
Deferred income taxes	1,415,624	1,334,653
Noncurrent derivative instruments	63,185	14,088
Asset retirement obligations and other long-term liabilities	99,085	97,185
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 113,139,212 and
105,222,765 shares issued at June 30, 2014 and December 31, 2013, respectively	113	105
Additional paid-in capital	2,986,105	2,027,162
Retained earnings	1,844,642	1,741,566
Treasury stock, at cost; 167,108 and 127,305 shares at June 30, 2014 and December 31,
2013, respectively	(15,526)	(10,884)
Total stockholders’ equity	4,815,334	3,757,949
Total liabilities and stockholders’ equity	$10,755,663	$9,591,164

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

Operating revenues:
Oil sales	$580,772	$466,611	$1,120,629	$859,819
Natural gas sales	123,930	96,175	245,032	175,094
Total operating revenues	704,702	562,786	1,365,661	1,034,913
Operating costs and expenses:
Oil and natural gas production	134,944	107,219	261,868	208,064
Exploration and abandonments	28,288	8,398	53,663	26,805
Depreciation, depletion and amortization	237,445	188,730	458,837	357,150
Accretion of discount on asset retirement obligations	1,722	1,442	3,393	2,836
Impairments of long-lived assets	-	65,375	-	65,375
General and administrative (including non-cash stock-based compensation of
$9,775 and $8,588 for the three months ended June 30, 2014 and 2013, respectively, and $21,207 and $15,355 for the six months ended
June 30, 2014 and 2013, respectively)	49,535	40,991	97,285	84,284
(Gain) loss on derivatives not designated as hedges	164,707	(70,324)	200,322	(11,307)
Total operating costs and expenses	616,641	341,831	1,075,368	733,207
Income from operations	88,061	220,955	290,293	301,706
Other income (expense):
Interest expense	(55,388)	(54,079)	(111,523)	(106,185)
Loss on extinguishment of debt	(4,316)	(28,616)	(4,316)	(28,616)
Other, net	(9,529)	244	(8,988)	135
Total other expense	(69,233)	(82,451)	(124,827)	(134,666)
Income from continuing operations before income taxes	18,828	138,504	165,466	167,040
Income tax expense	(7,059)	(53,351)	(62,390)	(64,328)
Income from continuing operations	11,769	85,153	103,076	102,712
Income (loss) from discontinued operations, net of tax	-	(453)	-	12,081
Net income	$11,769	$84,700	$103,076	$114,793
Basic earnings per share:
Income from continuing operations	$0.11	$0.81	$0.96	$0.98
Income (loss) from discontinued operations, net of tax	-	-	-	0.12
Net income	$0.11	$0.81	$0.96	$1.10
Diluted earnings per share:
Income from continuing operations	$0.11	$0.81	$0.96	$0.98
Income (loss) from discontinued operations, net of tax	-	-	-	0.11
Net income	$0.11	$0.81	$0.96	$1.09

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Six Months Ended
	June 30,
(in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$103,076	$114,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	458,837	357,150
Accretion of discount on asset retirement obligations	3,393	2,836
Impairments of long-lived assets	-	65,375
Exploration and abandonments, including dry holes	41,762	5,412
Non-cash stock-based compensation expense	21,207	15,355
Deferred income taxes	34,951	50,346
(Gain) loss on disposition of assets, net	9,457	(132)
(Gain) loss on derivatives not designated as hedges	200,322	(11,307)
Discontinued operations	-	(12,250)
Other non-cash items	9,418	14,330
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(83,061)	(55,577)
Prepaid costs and other	(6,154)	(661)
Inventory	4,782	(647)
Accounts payable	36,626	(11,972)
Revenue payable	17,671	12,962
Other current liabilities	2,441	(58,884)
Net cash provided by operating activities	854,728	487,129
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(1,054,000)	(880,653)
Additions to property, equipment and other assets	(20,456)	(9,900)
Proceeds from the disposition of assets	394	15,434
Contribution to equity method investment	(10,050)	-
Settlements received from (paid on) derivatives not designated as hedges	(40,891)	7,591
Net cash used in investing activities	(1,125,003)	(867,528)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,578,000	2,548,475
Payments of debt	(1,828,000)	(2,194,500)
Exercise of stock options	1,289	2,068
Excess tax benefit from stock-based compensation	4,000	4,163
Net proceeds from issuance of common stock	932,455	-
Payments for loan costs	(10,642)	(14,075)
Purchase of treasury stock	(4,642)	(3,309)
Bank overdrafts	(36,718)	34,744
Net cash provided by financing activities	635,742	377,566
Net increase (decrease) in cash and cash equivalents	365,467	(2,833)
Cash and cash equivalents at beginning of period	21	2,880
Cash and cash equivalents at end of period	$365,488	$47

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning our production and operating data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Production and operating data:
Net production volumes:
Oil (MBbl)	6,229	5,192	12,075	9,959
Natural gas (MMcf)	21,485	18,615	41,285	36,413
Total (MBoe)	9,810	8,295	18,956	16,028

Average daily production volumes:
Oil (Bbl)	68,451	57,055	66,713	55,022
Natural gas (Mcf)	236,099	204,560	228,094	201,177
Total (Boe)	107,801	91,148	104,729	88,552

Average prices:
Oil, without derivatives (Bbl)	$93.24	$89.87	$92.81	$86.34
Oil, with derivatives (Bbl) (a)	$89.29	$90.13	$89.96	$87.07
Natural gas, without derivatives (Mcf)	$5.77	$5.17	$5.94	$4.81
Natural gas, with derivatives (Mcf) (a)	$5.70	$5.18	$5.78	$4.82
Total, without derivatives (Boe)	$71.84	$67.85	$72.04	$64.57
Total, with derivatives (Boe) (a)	$69.18	$68.04	$69.89	$65.04

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$8.15	$7.25	$8.11	$7.48
Oil and natural gas taxes	$5.61	$5.68	$5.70	$5.50
Depreciation, depletion and amortization	$24.20	$22.75	$24.21	$22.29
General and administrative	$5.05	$4.94	$5.13	$5.26

(a)	Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2014	2013	2014	2013

Cash receipts from (payments on) derivatives not designated as hedges:
Oil derivatives	$(24,569)	$1,320	$(34,338)	$7,336
Natural gas derivatives	(1,485)	255	(6,553)	255
Total	$(26,054)	$1,575	$(40,891)	$7,591

	The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in loss on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and cash flows from operating activities to exclude certain non-cash and unusual items.

Adjusted Net Income

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

Net income - as reported	$11,769	$84,700	$103,076	$114,793

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives not designated as hedges	164,707	(70,324)	200,322	(11,307)
Cash receipts from (payments on) derivatives not designated as hedges	(26,054)	1,575	(40,891)	7,591
Impairments of long-lived assets	-	65,375	-	65,375
Leasehold abandonments	11,193	2,940	15,138	7,327
Loss on extinguishment of debt	4,316	28,616	4,316	28,616
Loss on disposition of assets, net	9,603	-	9,457	-
Discontinued operations:
(Gain) loss on disposition of assets	-	764	-	(19,599)
Tax impact (a)	(61,739)	(11,144)	(71,005)	(30,031)
Adjusted net income	$113,795	$102,502	$220,413	$162,765

Adjusted earnings per share:
Basic	$1.04	$0.98	$2.06	$1.55
Diluted	$1.04	$0.98	$2.05	$1.55

Effective tax rates	37.7%	38.5%	37.7%	38.5%

(a)	The tax impact is computed utilizing the Company's adjusted statutory effective federal and state income tax rates shown in the table above.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the periods indicated:

	Six Months Ended
	June 30,
(in thousands)	2014	2013

Cash flows from operating activities	$854,728	$487,129
Settlements received from (paid on) derivatives not designated as hedges (a)	(40,891)	7,591
Adjusted cash flows	$813,837	$494,720

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles ("GAAP") measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) (gain) loss on derivatives not designated as hedges, (7) cash receipts from (payments on) derivatives not designated as hedges, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt, (11) federal and state income taxes on continuing operations and (12) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users, of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2014	2013	2014	2013

Net income	$11,769	$84,700	$103,076	$114,793
Exploration and abandonments	28,288	8,398	53,663	26,805
Depreciation, depletion and amortization	237,445	188,730	458,837	357,150
Accretion of discount on asset retirement obligations	1,722	1,442	3,393	2,836
Impairments of long-lived assets	-	65,375	-	65,375
Non-cash stock-based compensation	9,775	8,588	21,207	15,355
(Gain) loss on derivatives not designated as hedges	164,707	(70,324)	200,322	(11,307)
Cash receipts from (payments on) derivatives not designated as hedges	(26,054)	1,575	(40,891)	7,591
(Gain) loss on disposition of assets, net	9,603	(137)	9,457	(132)
Interest expense	55,388	54,079	111,523	106,185
Loss on extinguishment of debt	4,316	28,616	4,316	28,616
Income tax expense from continuing operations	7,059	53,351	62,390	64,328
Discontinued operations	-	453	-	(12,081)
EBITDAX	$504,018	$424,846	$987,293	$765,514

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for the periods indicated:

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2014	2013	2014	2013

Property acquisition costs:
Proved	$2,137	$652	$22,627	$2,537
Unproved	11,382	16,945	36,070	44,841
Exploration	342,424	283,254	666,921	549,944
Development	193,163	220,588	404,842	395,310
Total costs incurred for oil and natural gas properties	$549,106	$521,439	$1,130,460	$992,632

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2014	2013	2014	2013

Exploration costs	$562	$820	$1,120	$1,554
Development costs	339	5,832	1,304	7,362
Total asset retirement obligations	$901	$6,652	$2,424	$8,916

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at August 6, 2014:

		2014
		Third Quarter	Fourth Quarter	Total	2015	2016	2017

Oil Swaps: (a)
	Volume (Bbl)	5,221,000	4,633,000	9,854,000	15,262,000	7,329,000	168,000
	Price (Bbl)	$92.96	$92.49	$92.74	$87.73	$90.62	$87.00

Oil Basis Swaps: (b)
	Volume (Bbl)	3,956,000	3,956,000	7,912,000	7,122,000	-	-
	Price (Bbl)	$(0.99)	$(1.07)	$(1.03)	$(3.41)	$-	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	2,576,000	2,053,000	4,629,000	23,725,000	-	-
	Price (MMBtu)	$4.23	$4.24	$4.23	$4.16	$-	$-

Natural Gas Collars: (d)
	Volume (MMBtu)	5,520,000	5,520,000	11,040,000	-	-	-
	Ceiling Price (MMBtu)	$4.40	$4.40	$4.40	$-	$-	$-
	Floor Price (MMBtu)	$3.85	$3.85	$3.85	$-	$-	$-

Natural Gas Basis Swaps: (e)
	Volume (MMBtu)	7,360,000	7,360,000	14,720,000	-	-	-
	Price (MMBtu)	$(0.09)	$(0.09)	$(0.09)	$-	$-	$-

(a)	The index prices for the oil contracts are based on the NYMEX – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d)	The index prices for the natural gas collars are based on the El Paso Permian delivery point.
(e)	The basis differential price is between the El Paso Permian delivery point and NYMEX – Henry Hub delivery point.

CONTACT:
Concho Resources Inc.
Price Moncrief, 432-683-7443
Vice President of Capital Markets and Strategy
or
Megan P. Hays, 432-685-2533
Director of Investor Relations